                                                                  Exhibit (d)(1)



                                                                  Execution Copy

================================================================================

                          AGREEMENT AND PLAN OF MERGER

                                      Among

                              KAGT HOLDINGS, INC.,



                             KAGT ACQUISITION CORP.



                                       and

                       APPLIED GRAPHICS TECHNOLOGIES, INC.




                            Dated as of June 12, 2003

================================================================================

                                TABLE OF CONTENTS


ARTICLE I  The Offer and the Merger....................................................................2

     SECTION 1.01.  The Offer..........................................................................2
     SECTION 1.02.  Company Actions....................................................................5
     SECTION 1.03.  The Merger.........................................................................5
     SECTION 1.04.  Closing............................................................................6
     SECTION 1.05.  Effective Time.....................................................................6
     SECTION 1.06.  Effects............................................................................6
     SECTION 1.07.  Certificate of Incorporation and By-laws...........................................6
     SECTION 1.08.  Directors..........................................................................6
     SECTION 1.09.  Officers...........................................................................6

ARTICLE II  Effect on the Capital Stock of the Constituent Corporations; Exchange of Certificates......7

     SECTION 2.01.  Effect on Capital Stock............................................................7
     SECTION 2.02.  Exchange of Certificates...........................................................8

ARTICLE III  Representations and Warranties of the Company............................................10

     SECTION 3.01.  Organization, Standing and Power..................................................10
     SECTION 3.02.  Company Subsidiaries; Equity Interests............................................10
     SECTION 3.03.  Capital Structure.................................................................11
     SECTION 3.04.  Authority; Execution and Delivery; Enforceability.................................12
     SECTION 3.05.  No Conflicts; Consents............................................................13
     SECTION 3.06.  SEC Documents; Undisclosed Liabilities............................................14
     SECTION 3.07.  Information Supplied..............................................................14
     SECTION 3.08.  Absence of Certain Changes or Events..............................................15
     SECTION 3.09.  Taxes.............................................................................16
     SECTION 3.10.  Absence of Changes in Benefit Plans...............................................17
     SECTION 3.11.  ERISA Compliance; Excess Parachute Payments.......................................18
     SECTION 3.12.  Litigation........................................................................20
     SECTION 3.13.  Compliance with Applicable Laws...................................................20
     SECTION 3.14.  Contracts.........................................................................21
     SECTION 3.15.  Intellectual Property.............................................................22
     SECTION 3.16.  Certain Notes Receivable..........................................................23
     SECTION 3.17.  Environmental Matters.............................................................23
     SECTION 3.18.  Insurance.........................................................................24
     SECTION 3.19.  Title to Properties; Absence of Liens and Encumbrances............................24
     SECTION 3.20.  Transactions with Affiliates......................................................25
     SECTION 3.21.  Customers.........................................................................25
     SECTION 3.22.  State Takeover Statutes; Company Rights Agreement.................................25
     SECTION 3.23.  Brokers; Schedule of Fees and Expenses............................................25

ARTICLE IV  Representations and Warranties of Parent and Sub..........................................26

     SECTION 4.01.  Organization, Standing and Power..................................................26
     SECTION 4.02.  Sub...............................................................................26
     SECTION 4.03.  Authority; Execution and Delivery; Enforceability.................................26
     SECTION 4.04.  No Conflicts; Consents............................................................26
     SECTION 4.05.  Information Supplied..............................................................27
     SECTION 4.06.  Brokers...........................................................................27
     SECTION 4.07.  Financing.........................................................................28

ARTICLE V  Covenants Relating to Conduct of Business..................................................28

     SECTION 5.01.  Conduct of Business...............................................................28
     SECTION 5.02.  No Solicitation...................................................................31
     SECTION 5.03.  Recapitalization Transactions.....................................................33

ARTICLE VI  Additional Agreements.....................................................................34

     SECTION 6.01.  Preparation of Proxy Statement; Stockholders Meeting..............................34
     SECTION 6.02.  Access to Information; Confidentiality............................................34
     SECTION 6.03.  Reasonable Efforts; Notification..................................................35
     SECTION 6.04.  Stock Options.....................................................................36
     SECTION 6.05.  Indemnification...................................................................37
     SECTION 6.06.  Fees and Expenses.................................................................38
     SECTION 6.07.  Public Announcements..............................................................40
     SECTION 6.08.  Transfer Taxes....................................................................40
     SECTION 6.09.  Directors.........................................................................40
     SECTION 6.10.  Stockholder Litigation............................................................41
     SECTION 6.11.  Benefit Plans.....................................................................41

ARTICLE VII  Conditions Precedent.....................................................................41

     SECTION 7.01.  Conditions to Each Party's Obligation To Effect The Merger........................41

ARTICLE VIII  Termination, Amendment and Waiver.......................................................42
     SECTION 8.01.  Termination.......................................................................42
     SECTION 8.02.  Effect of Termination.............................................................44
     SECTION 8.03.  Amendment.........................................................................45
     SECTION 8.04.  Extension; Waiver.................................................................45
     SECTION 8.05.  Procedure for Termination, Amendment, Extension or Waiver.........................45

ARTICLE IX  General Provisions........................................................................45

     SECTION 9.01.  Nonsurvival of Representations and Warranties.....................................45
     SECTION 9.02.  Notices...........................................................................45
     SECTION 9.03.  Definitions.......................................................................46
     SECTION 9.04.  Interpretation; Disclosure Letters................................................47

     SECTION 9.05.  Severability......................................................................47
     SECTION 9.06.  Counterparts......................................................................47
     SECTION 9.07.  Entire Agreement; Third-Party Beneficiaries.......................................47
     SECTION 9.08.  Governing Law.....................................................................48
     SECTION 9.09.  Assignment........................................................................48
     SECTION 9.10.  Enforcement.......................................................................48
     SECTION 9.11.  Consents..........................................................................48

                            GLOSSARY OF DEFINED TERMS


                                                             Location of
Defined Term                                                 Definition
------------                                                 ----------
2002 Form 10-K......................................         Section 3.06
2003 SEC Documents..................................         Section 3.06
affiliate...........................................         Section 9.03
Agent...............................................         Recitals
Appraisal Provisions................................         Section 2.01(d)
Appraisal Shares....................................         Section 2.01(d)
Certificate of Merger...............................         Section 1.05
Certificates........................................         Section 2.02(b)
Closing.............................................         Section 1.04
Closing Date........................................         Section 1.04
Code................................................         Section 3.11(c)
Commitment Letters..................................         Section 4.07
Company.............................................         Preamble
Company Benefit Plans...............................         Section 3.10
Company Board.......................................         Section 3.04(b)
Company By-laws.....................................         Section 3.01
Company Capital Stock...............................         Section 3.03
Company Charter.....................................         Section 3.01
Company Common Stock................................         Recitals
Company Credit Agreement............................         Recitals
Company Credit Agreement Refinancing................         Section 5.02(e)
Company Disclosure Letter...........................         Section 3.02
Company Material Adverse Effect.....................         Section 3.01
Company Material Contracts..........................         Section 3.14
Company Multi-employer Plan.........................         Section 3.11(d)
Company Pension Plans...............................         Section 3.11(a)
Company Permits.....................................         Section 3.13(b)
Company SEC Documents...............................         Section 3.06
Company Stock Option................................         Section 6.04(e)
Company Stock Plans.................................         Section 6.04(e)
Company Stockholders Approval.......................         Section 3.04(c)
Company Stockholders Meeting........................         Section 6.01(b)
Company Subsidiaries................................         Section 3.01
Company Takeover Proposal...........................         Section 5.02(e)
Company Warrants....................................         Section 3.03
Company Welfare Benefit Plans.......................         Section 3.11(a)
Confidentiality Agreement...........................         Section 6.02
Consent.............................................         Section 3.05(b)
Contract............................................         Section 3.05(a)
Control Date........................................         Section 5.01(a)
Covered Person......................................         Section 3.10

Debt Commitment Letter..............................         Section 4.07
DGCL................................................         Section 1.03
Effective Time......................................         Section 1.05
Environmental Laws..................................         Section 3.17(b)
Environmental Permits...............................         Section 3.17(a)
ERISA...............................................         Section 3.11(a)
Exchange Act........................................         Section 1.01(a)
Exchange Fund.......................................         Section 2.02(a)
Exercisable Options.................................         Section 6.04(a)
Filed Company SEC Documents.........................         Section 3.08
Financing...........................................         Section 4.07
First Quarter 2003 10-Q.............................         Section 3.06
Fully Diluted Shares................................         Exhibit A
Funding Failure.....................................         Section 6.06(b)
GAAP................................................         Section 3.06
Governmental Entity.................................         Section 3.05(b)
Hazardous Substances................................         Section 3.17(b)
HSR Act.............................................         Section 3.05(b)
Independent Directors...............................         Section 6.10
Information Statement...............................         Section 3.05(b)
Intellectual Property Rights........................         Section 3.15(a)
In-the-Money Company Stock Options..................         Section 3.03
Judgment............................................         Section 3.05(a)
key employee........................................         Section 9.03
Law.................................................         Section 3.05(a)
Lenders.............................................         Recitals
Licensed Intellectual Property Rights...............         Section 3.15(d)
Liens...............................................         Section 3.02
Lock-Up Agreement...................................         Recitals
MAC Termination.....................................         Section 6.06(b)
material adverse effect.............................         Section 9.03
Maximum Premium.....................................         Section 6.05(b)
Merger..............................................         Recitals
Merger Consideration................................         Section 2.01(c)(ii)
Minimum Tender Condition............................         Exhibit A
Offer...............................................         Recitals
Offer Documents.....................................         Section 1.01(e)
Outside Date........................................         Section 8.01(b)(i)
Owned Intellectual Property Rights..................         Section 3.15(b)
Parent..............................................         Preamble
Parent Breach.......................................         Section 6.06(b)
Parent Material Adverse Effect......................         Section 4.01
Paying Agent........................................         Section 2.02(a)
person..............................................         Section 9.03
Preference Shares...................................         Preamble
Primary Company Executives..........................         Section 3.11(e)

Principal Shareholders..............................         Recitals
Proxy Statement.....................................         Section 3.05(b)
Recapitalization Transactions.......................         Recitals
Representatives.....................................         Section 5.02(a)
Schedule 14D-9......................................         Section 1.02(b)
SEC.................................................         Section 1.01(a)
Securities Act......................................         Section 3.06
Sub.................................................         Preamble
Subordinated Notes..................................         Preamble
subsidiary..........................................         Section 9.03
Superior Company Proposal...........................         Section 5.02(e)
Surviving Corporation...............................         Section 1.03
Surviving Corporation Common Stock..................         Section 2.01(a)
Tax Return..........................................         Section 3.09(h)
Taxes...............................................         Section 3.09(h)
Tender Agreements...................................         Recitals
to the knowledge....................................         Section 9.03
Transfer Taxes......................................         Section 6.08
Voting Company Debt.................................         Section 3.03

                          AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER dated as of June 12, 2003, among KAGT HOLDINGS, INC., a Delaware corporation ("Parent"), KAGT ACQUISITION CORP., a Delaware corporation ("Sub") and a wholly owned subsidiary of Parent, and APPLIED GRAPHICS TECHNOLOGIES, INC., a Delaware corporation (the "Company").

      WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

      WHEREAS, in furtherance of such acquisition, Parent proposes to cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all the outstanding shares of common stock, par value $0.01 per share, of the Company (the "Company Common Stock"), at a price per share of Company Common Stock of $0.85, net to the seller in cash, on the terms and subject to the conditions set forth in this Agreement;

      WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent entering into this Agreement, each of Applied Printing Technologies, L.P., Fleet National Bank, Fred Drasner, Martin Krall, Joseph Vecchiolla, David Parker and Marne Obernauer, Jr. (collectively, the "Principal Shareholders") has entered into a tender and voting agreement, dated as of the date hereof (collectively, the "Tender Agreements"), pursuant to which, among other things, each of the Principal Shareholders has agreed to tender its shares of Company Common Stock to Sub in the Offer.

      WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the merger (the "Merger") of Sub into the Company on the terms and subject to the conditions set forth in this Agreement, whereby each issued share of Company Common Stock not owned directly by Parent or the Company, other than Appraisal Shares (as defined in Section 2.01(d)), shall be converted into the right to receive the highest per share cash consideration paid pursuant to the Offer;

      WHEREAS, in addition to the Offer and the Merger, contemporaneously with the closing of the Offer (or, in the case of the transactions described in (ii) and (iii) below, in the period as soon as possible following the closing of the Offer), the Company and certain Company Subsidiaries shall close transactions which will result in a recapitalization of the Company (the transactions in (i), (ii) and (iii) collectively with the Offer and the Merger, the "Recapitalization Transactions"), including:

      (i) Sub and the lenders under the Debt Commitment Letter (as defined in Section 4.07) purchasing, or lending the Company the money for the Company to repay, at an agreed upon amount, all of the outstanding debt under the Company's Second Amended and Restated Credit Agreement dated as of April 15, 2003 (the "Company Credit Agreement") by and among the Company, as borrower, Fleet National Bank, as Administrative Agent (the "Agent") and the lenders named therein (the "Lenders"), at a price and otherwise in accordance with the terms of a Lock-Up Agreement entered into between certain affiliates of Sub, the Agent and the Lenders (the "Lock-Up Agreement"),

      (ii) the Company with funds provided from Sub or Parent repurchasing through a tender offer and/or redemption all outstanding 10% Subordinated Notes due 2005 of the Company (the "Subordinated Notes") effective in the period as soon as possible following the closing of the Offer (provided that the vote of the holders of Subordinated Notes required to effect such redemption shall be effective upon the closing of the Offer), at a price and otherwise on the terms set forth in the Notice of Noteholders' Meeting in the form previously approved by Parent to be sent to the holders of such notes, and

      (iii) the Company causing its Wace Group Limited subsidiary, with funds provided from Sub or Parent, to repurchase and/or redeem all outstanding 8% Cumulative Convertible Redeemable Preference Shares (the "Preference Shares") issued by the Company's Wace Group Limited subsidiary (other than those Preference Shares held by Applied Graphics Technologies (UK) Limited) effective in the period as soon as possible following the closing of the Offer (provided that the vote of the holders of Preference Shares required to effect such redemption and/or repurchase shall be effective upon the closing of the Offer), at a price and otherwise on the terms set forth in the Notice of Meeting in the form previously approved by Parent to be sent to the holders of such shares; and

      WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

      NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I
                            The Offer and the Merger

      SECTION 1.01. The Offer.

            (a) Commencement and Expiration of the Offer. Subject to the conditions of this Agreement, as promptly as practicable after the date of this Agreement, but in no event later than 10 business days after the initial public announcement of the execution of this Agreement (which initial public announcement shall occur no later than the second business day following the execution and delivery of this Agreement), Sub shall, and Parent shall cause Sub to, commence the Offer within the meaning of the applicable rules and regulations of the Securities and Exchange Commission (the "SEC"). The obligation of Sub to, and of Parent to cause Sub to, commence the Offer and accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer shall be subject to the conditions set forth in Exhibit A. The initial expiration date of the Offer shall be the 20th business day following the commencement of the Offer (determined using Rules 14d-1(g)(3) and 14d-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")). Sub expressly reserves the right to waive any condition to the Offer or modify the terms of the Offer, except that, without the consent of the Company, Sub shall not and Parent shall not permit Sub to (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the price per share of Company Common Stock to be paid pursuant to the Offer, (iii) waive or change the Minimum Tender Condition (as defined in Exhibit A), (iv) modify in any manner adverse to the holders of Company Common Stock or add to the conditions set forth in Exhibit A, (v) except as provided in Section 1.01(b), extend the Offer or (vi) change the form of consideration payable in the Offer.

            (b) Sub's Ability to Extend the Offer. Notwithstanding the provisions of Section 1.01(a), Sub may, without the consent of the Company, (A) if at the scheduled or any extended expiration date of the Offer (whether extended pursuant to this clause (A) or otherwise) any of the conditions to Sub's obligation to purchase shares of Company Common Stock are not satisfied or waived, extend the Offer for a period of up to five business days or such longer period as Parent, Sub and the Company shall agree, (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer and (C) if at the scheduled or any extended expiration date of the Offer all of the conditions set forth in Exhibit A have been satisfied or waived, Sub may extend the Offer pursuant to an amendment to the Offer providing for a "subsequent offering period" not to exceed twenty (20) business days to the extent permitted under, and in compliance with, Rule 14d-11 under the Exchange Act in which event, in accordance with Rule 14d-11, Sub will immediately accept for payment and promptly pay for all shares of Company Common Stock tendered and not withdrawn.

            (c) Company's Ability to Extend the Offer. In the event that the Minimum Tender Condition has not been satisfied or waived at the scheduled expiration date of the Offer, at the request of the Company, Sub shall, and Parent shall cause Sub to, extend the expiration date of the Offer in such increments as Sub may determine until the earliest to occur of (x) the satisfaction or waiver of such condition, and (y) the Outside Date (as defined in Section 8.01(b)(i)).

            (d) Payment Acceptance. On the terms and subject to the conditions of the Offer and this Agreement, Parent shall cause Sub to accept for payment and pay for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer.

            (e) SEC Filings. On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). Each of Parent, Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. Parent and Sub shall give the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents prior to their being filed with the SEC or disseminated to the stockholders of the Company. Parent and Sub shall provide the Company and its counsel in writing with any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall provide the Company and its counsel with a reasonable opportunity to participate in the response of Parent or Sub to such comments and provide copies of all such responses to the Company.

            (f) Funding Obligations.

                  (1) Prior to the expiration of the Offer, Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to purchase any shares of Company Common Stock that Sub becomes obligated to purchase pursuant to the Offer.

                  (2) If all conditions to the Offer have been satisfied and/or waived and no event or circumstance exists such that the Offer shall not close, simultaneously with the closing of the Offer, (A) Parent shall or shall cause Sub to loan to the Company the funds necessary to (i) repurchase or redeem all outstanding Subordinated Notes, (ii) repurchase or redeem all outstanding Preference Shares, and (iii) pay for options cancelled in accordance with Section 6.04(a), and
            (B) unless there has otherwise been a breach by the Lenders of their obligations under the Lock-Up Agreement, Parent shall either arrange for the lenders under the Debt Commitment Letter and Sub to purchase all outstanding indebtedness under the Company Credit Agreement on the terms and subject to the conditions set forth in the Lock-Up Agreement or make funds available to the Company to repay the outstanding indebtedness under the Company Credit Agreement on the terms and subject to the conditions set forth in the Lock-Up Agreement. The loan referenced in clause (A) shall be made on terms mutually acceptable to Parent and the Company, provided that subject to the last sentence of this clause (2), such loan shall be in the form of a demand note which shall not be callable prior to the earlier of the Effective Time or August 31, 2003). If, following the time the loans are made in accordance with this clause (2) the Offer is not consummated for any reason, the loan referenced in clause (A) shall be callable upon demand.

      SECTION 1.02. Company Actions.

            (a) Subject to Section 5.02(b), the Company hereby approves of and consents to the Offer, the Merger and the other Recapitalization Transactions.

            (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on
      Schedule 14D-9 with respect to the Offer, including an Information Statement (such Schedule 14D-9, as amended and supplemented from time to time, the "Schedule 14D-9"), describing the recommendations referred to in
      Section 3.04(b), or any permitted withdrawal or modification in accordance with Section 5.02(b), and shall mail the Schedule 14D-9 to the holders of Company Common Stock. Each of the Company, Parent and Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the
      Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. The Company shall provide Parent and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the
      Schedule 14D-9 promptly after the receipt of such comments.

            (c) In connection with the Offer, the Company shall cause its transfer agent to promptly furnish Sub with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information as Sub may reasonably request in the Company's possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Sub such information (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable Law (as defined in Section 3.05), and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Recapitalization Transactions, Parent and Sub shall hold in confidence pursuant to the Confidentiality Agreement (as defined in Section 6.02) the information contained in any such labels, listings and files, shall use such information only for the purpose of communicating the Offer and disseminating any other documents necessary to consummate the Offer, the Merger and the other Recapitalization Transactions and, if this Agreement shall be terminated, shall, upon request, deliver to the Company all copies of such information then in their control.

      SECTION 1.03. The Merger. On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.05). At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation"). The Surviving Corporation shall possess all the rights, privileges, immunities, powers and franchises of the Company and Sub, and the Surviving Corporation shall by operation of law become liable for all of the debts, liabilities and duties of the Company and Sub. The name of the Surviving Corporation shall be Applied Graphics Technologies, Inc. and the purpose thereof shall be as set forth in Section 2 of the Certificate of Incorporation of the Surviving Corporation. At the election of Parent, any direct or indirect wholly owned subsidiary of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties shall execute an appropriate amendment to this Agreement in order to reflect the foregoing.

      SECTION 1.04. Closing. The closing (the "Closing") of the Merger shall take place at the offices of Ropes & Gray, 45 Rockefeller Plaza, New York, NY 10111 at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted by Law, requisite waiver) of the conditions set forth in
Article VII hereof, or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

      SECTION 1.05. Effective Time. Prior to the Closing, Parent shall prepare and give the Company and its counsel the opportunity to review, and on the Closing Date or as soon as practicable thereafter Parent shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

      SECTION 1.06. Effects. The Merger shall have the effects set forth in
Section 259(a) of the DGCL.

      SECTION 1.07. Certificate of Incorporation and By-laws.

            (a) The Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

            (b) The By-laws of Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

      SECTION 1.08. Directors. At the Closing, Parent shall designate the directors of the Surviving Corporation and such directors shall hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

      SECTION 1.09. Officers. At the Closing, Parent shall designate the officers of the Surviving Corporation and such officers shall hold office until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

                                   ARTICLE II
                       Effect on the Capital Stock of the
               Constituent Corporations; Exchange of Certificates

      SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

            (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock") and all such shares together will constitute the only outstanding shares of capital stock of the Surviving Corporation.

            (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by the Company, Parent or Sub shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

            (c) Conversion of Company Common Stock.

                  (i) Subject to Sections 2.01(b) and 2.01(d), each issued share of Company Common Stock shall be converted into the right to receive in cash the highest price per share of Company Common Stock paid pursuant to the Offer.

                  (ii) The cash payable upon the conversion of shares of Company
            Common Stock pursuant to this Section 2.01(c) is referred to collectively as the "Merger Consideration". As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate in accordance with
            Section 2.02, without interest.

            (d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (the "Appraisal Shares") of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with,
      Section 262 of the DGCL (the "Appraisal Provisions") shall not be converted into Merger Consideration as provided in Section 2.01(c), but rather the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with the Appraisal Provisions; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under the Appraisal Provisions, then the right of such holder to be paid the fair value of such holder's Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

      SECTION 2.02. Exchange of Certificates.

            (a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company in the United States, reasonably acceptable to the Company, to act, upon terms reasonably acceptable to the Company, as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of certificates representing Company Common Stock. Parent shall take all steps necessary to enable and cause the Surviving Corporation to provide to the Paying Agent on a timely basis, as and when needed after the Effective Time, cash necessary to pay for the shares of Company Common Stock converted into the right to receive cash pursuant to Section 2.01(c) (such cash being hereinafter referred to as the "Exchange Fund"). If for any reason (including losses) the Exchange Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock shall be entitled under this Section 2.02(a), Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Paying Agent sufficient to make all payments required under this Agreement, and Parent and the Surviving Corporation shall in any event be liable for payment thereof. The Exchange Fund shall not be used for any purpose except as expressly provided in this Agreement.

            (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, but in no event later than five business days thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates (the "Certificates") that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01. If any holder of shares of Company Common Stock shall be unable to surrender such holder's Certificates because such Certificates have been lost, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Corporation. No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

            (c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

            (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration.

            (e) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.05)), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

            (f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

            (g) Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code (as defined in Section 3.11(b)), or under any provision of state, local or foreign tax Law.

            (h) Charges and Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of cash for shares of Company Common Stock.

                                  ARTICLE III
                  Representations and Warranties of the Company

      The Company represents and warrants to Parent and Sub as follows:

      SECTION 3.01. Organization, Standing and Power. Each of the Company and each of its subsidiaries (the "Company Subsidiaries") is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals, and has made all filings, registrations and declarations, in each case whether domestic or foreign, necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, in each case other than such franchises, licenses, permits, authorizations, approvals, filings, registrations and declarations the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Company and the Company Subsidiaries, taken as a whole, a material adverse effect on the ability of the Company to perform its obligations under this Agreement or a material adverse effect on the ability of the Company to consummate the Offer, the Merger and the other Recapitalization Transactions (a "Company Material Adverse Effect"). The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or their ownership or leasing of its properties makes such qualification necessary, except where the failure to so qualify has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the certificate of incorporation of the Company, as amended to the date of this Agreement (as so amended, the "Company Charter"), and the by-laws of the Company, as amended to the date of this Agreement (as so amended, the "Company By-laws"), and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended through the date of this Agreement.

      SECTION 3.02. Company Subsidiaries; Equity Interests.

            (a) The letter, dated as of the date of this Agreement, from the Company to Parent and Sub (the "Company Disclosure Letter") lists each Company Subsidiary and its jurisdiction of organization. All the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth in the Company Disclosure Letter, are wholly owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") other than Liens in favor of the Agent and the Lenders pursuant to the Company Credit Agreement.

            (b) Except for its interests in the Company Subsidiaries and except for the ownership interests set forth in the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

      SECTION 3.03. Capital Structure. The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, no par value per share (together with the Company Common Stock, the "Company Capital Stock"). At the close of business on May 31, 2003, (i) 9,147,565 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 2,974,433 shares of Company Common Stock were subject to outstanding Company Stock Options (as defined in Section 6.04) and 164,967 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans (as defined in Section 6.04), and (iv) 1,360,131 shares of Company Common Stock were subject to outstanding warrants to purchase shares of Company Common Stock (the "Company Warrants"). Except as set forth above, at the close of business on May 31, 2003, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. Assuming completion of the Offer and the Merger prior to July 15, 2003, Company Stock Options to purchase not more than 923,000 shares of Company Common Stock will be exercisable, at an exercise price less than $0.85 per share of Company Common Stock, in connection with the Offer and the Merger (the "In-the-Money Company Stock Options"). There are no outstanding stock appreciation rights linked to the price of Company Common Stock and granted under any Company Stock Plan. All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company By-laws or any Contract (as defined in Section 3.05) to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote ("Voting Company Debt"). Except for the Preference Shares, as set forth in Section 3.03 of the Company Disclosure Letter or as set forth above, as of the date of this Agreement, there are not any options, warrants, rights (including, without limitation, rights associated with any "stockholder rights" plan or any similar anti-takeover plan or device), convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or

(iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Company Capital Stock. Except as contemplated by the consummation of the Recapitalization Transactions, as of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary. The Company has provided Parent with a complete and correct copy of all agreements, instruments and other documents relating to the Company Warrants. The Company Disclosure Letter sets forth a true and complete list of the outstanding Company Stock Options, the In-the-Money Company Stock Options and Company Warrants, together with the number of shares of Company Common Stock subject thereto and the exercise price thereof.

      SECTION 3.04. Authority; Execution and Delivery; Enforceability.

            (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the Company Stockholder Approval (as defined in Section 3.04(c)) with respect to the Merger if required by Law, to consummate the Recapitalization Transactions. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Recapitalization Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval (if required by Law). The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation (subject to the Company Stockholder Approval with respect to the Merger if required by Law), enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of the principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

            (b) The Board of Directors of the Company (the "Company Board"), at a meeting duly called and held, duly and unanimously adopted resolutions
      (i) approving this Agreement, the Offer, the Merger and the other Recapitalization Transactions, (ii) determining that the terms of the Offer and the Merger are fair, from a financial point of view, to the Company and its stockholders and that the Merger is advisable, (iii) recommending that the holders of Company Common Stock accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and (iv) recommending that the Company's stockholders approve this Agreement. Such resolutions are sufficient to render inapplicable to Parent and Sub and this Agreement, the Offer, the Merger and the other Recapitalization Transactions the provisions of Section 203 of the DGCL. No state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement, the Tender Agreements, the Offer, the Merger or any other Transaction. The Company has been advised by each of its directors and executive officers that, as of the date of this Agreement, each such person intends to tender all shares of Company Common Stock owned by such person pursuant to the Offer, except to the extent of any restrictions created by Section 16(b) of the Exchange Act.

            (c) The only vote of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Merger is the approval of this Agreement by the holders of a majority of the outstanding Company Common Stock (the "Company Stockholder Approval"). The affirmative vote of the holders of Company Capital Stock, or any of them, is not necessary to consummate the Offer or any Transaction other than the Merger.

      SECTION 3.05. No Conflicts; Consents.

            (a) Except as set forth in the Company Disclosure Letter and, in the case of clause (ii) below, except for the Company Credit Agreement, the execution and delivery by the Company of this Agreement do not, and the consummation of the Offer, the Merger and the other Recapitalization Transactions and compliance with the terms hereof will not, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary,
      (ii) any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a "Contract") to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order, injunction or decree, domestic or foreign ("Judgment"), or statute, law (including common law), legislation, interpretation, ordinance, rule or regulation, domestic or foreign ("Law"), applicable to the Company or any Company Subsidiary or their respective properties or assets.

            (b) No consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Recapitalization Transactions, other than (i) if required by Law, compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the SEC of (A) the Schedule 14D-9, (B) if required by Law, a proxy or information statement relating to the approval of this Agreement by the Company's stockholders (the "Proxy Statement"),
      (C) any information statement (the "Information Statement") required under Rule 14f-1 in connection with the Offer and (D) such reports under Section 13 of the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger and the other Recapitalization Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) such filings as may be required in connection with the taxes described in

      Section 6.08, (v) filings required under, and compliance with other applicable requirements of, non-U.S. laws, as set forth in Section 3.05(b) of the Company Disclosure Letter, and (vi) such other items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

      SECTION 3.06. SEC Documents; Undisclosed Liabilities. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since January 1, 2001 (the "Company SEC Documents"). As of its respective date, each Company SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (filed on April 15, 2003) (the "2002 Form 10-K"), its definitive Proxy Statement with respect to its 2003 Annual Meeting (filed on April 29, 2003), its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 (filed on May 15, 2003) (the "First Quarter 2003 10-Q"), and its Current Report on Form 8-K (filed on May 16, 2003) (collectively, the "2003 SEC Documents") has been revised or superseded by a later Filed Company SEC Document (as defined in Section 3.08), none of the 2003 SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents complied as of their respective filing dates as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Filed Company SEC Documents (as defined in Section 3.08), neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto except those incurred in the ordinary course of business after such filings, under this Agreement or otherwise in connection with the Recapitalization Transactions. Except as set forth in the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to any contract, arrangement or understanding with an affiliate of such party that is not disclosed in the Filed Company SEC Documents.

      SECTION 3.07. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company's stockholders, contain, or will contain, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or
(ii) the Proxy Statement (if required by Law) will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting (as defined in Section 6.01), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement and the Proxy Statement (if required by Law) will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference therein.

      SECTION 3.08. Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents") or in the Company Disclosure Letter, from the date of the most recent audited financial statements included in the Filed Company SEC Documents to the date of this Agreement, the Company has conducted its business only in the ordinary course, and during such period there has not been:

                  (1) any event, change, effect or development that,
            individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

                  (2) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock or any repurchase for value by the Company of any Company Capital Stock;

                  (3) any split, combination or reclassification of any Company
            Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock;

                  (4) (A) any granting by the Company or any Company Subsidiary to any current or former director, officer or key employee of the Company or any Company Subsidiary of any increase in compensation, except to the extent required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (B) any granting by the Company or any Company Subsidiary to any such director, officer or key employee of any increase in severance or termination pay, except as was required under any employment, severance or termination policy, practice or agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents or (C) any entry by the Company or any Company Subsidiary into, or any amendment of, any employment, severance or termination agreement with any such director, officer or employee, except for such agreements with employees (other than directors, officers or key employees) that are entered into in the ordinary course of business consistent with prior practice;

                  (5) any termination of employment or departure of any officer or other key employee of the Company or any Company Subsidiary;

                  (6) any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP, the Code or the treasury regulations under the Code; or

                  (7) any material elections with respect to Taxes (as defined in Section 3.09) by the Company or any Company Subsidiary or settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund.

      SECTION 3.09. Taxes. Except as set forth in Section 3.09 of the Company Disclosure Letter:

            (a) Each of the Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except (i) as stated in clause (f) of this Section 3.09 and
      (ii) to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Notwithstanding the foregoing, except to the extent of any adjustment(s) to such basis by reason of an item of income, gain, loss or deduction reflected on such Tax Return, no representation is made with respect to the amount of the basis of the Company or any Company Subsidiary in its assets. All Taxes shown to be due on such Tax Returns, or otherwise owed (except Taxes being contested in good faith and which have been disclosed in Section 3.09 of the Disclosure Letter), have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

            (b) The reserve for Taxes in the most recent financial statements contained in the Filed Company SEC Documents is adequate in accordance with GAAP for any unpaid liabilities of the Company and the Company Subsidiaries (without regard to timing differences) through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

            (c) The income Tax Returns of the Company or any Company Subsidiary have never been examined by, or settled with, any Governmental Entity (including the United

      States Internal Revenue Service). All material assessments for Taxes due with respect to any completed and settled examinations or any concluded litigation have been fully paid.

            (d) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any Company Subsidiary.

            (e) No claim has been made in writing in the past five years by any authority in a jurisdiction within which the Company or any Company Subsidiary does not file Tax Returns that it is, or may be, subject to taxation by that jurisdiction.

            (f) The Company Disclosure letter (as qualified therein) sets forth the following information with respect to, each of the Company and the Company "affiliated group" (within the meaning of Section 1504(a) of the Code), as of the end of the most recent taxable year of the Company and of the Company "affiliated group": (A) the amount of any net operating loss;
      (B) the amount of any minimum tax credits; and (C) the amount of any capital loss carryovers.

            (g) Neither the Company nor any Company Subsidiary (i) has been a member of an "affiliated group," as defined in Section 1504(a) of the Code, filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company), (ii) has any liability for the Taxes of any Person (other than any member of the group the common parent of which is the Company) (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), or (B) that would be reasonably expected to have a Company Material Adverse Effect as a transferee or successor, by contract or otherwise or (iii) has entered into any agreement with respect to Taxes that would be reasonably expected to have a Company Material Adverse Effect.

            (h) Neither the Company nor any Company Subsidiary is a United States Real Property Holding Corporation within the meaning of Section 897(c)(1)(A)(ii).

            (i) For purposes of this Agreement:

            "Taxes" includes all forms of taxation imposed by any Federal, state, local, foreign or other Governmental Entity, including income, franchise, property, sales, use, excise, employment, unemployment, payroll, social security, estimated, value added, ad valorem, transfer, recapture, withholding and other Taxes of any kind, including all interest, penalties and additions thereto.

            "Tax Return" means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes (including, without limitation, consolidated, combined and unitary Tax returns).

      SECTION 3.10. Absence of Changes in Benefit Plans. Except as disclosed in the Filed Company SEC Documents or in the Company Disclosure Letter, from the date of the most recent audited financial statements included in the Filed Company SEC Documents to the date of this Agreement, there has not been any adoption or amendment in any material respect by the

Company or any Company Subsidiary of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, fringe benefit or other similar plan, program or arrangement, whether written or unwritten, with respect to any current or former employee, independent contractor, officer or director (each a "Covered Person") of the Company or any Company Subsidiary or any beneficiary or dependent of any Covered Person, and as to which the Company or any Company Subsidiary has any obligation or liability (whether or not contingent) including any plan, policy, program or arrangement within or outside of the United States (collectively, "Company Benefit Plans"). Except as disclosed in the Filed Company SEC Documents or in the Company Disclosure Letter, as of the date of this Agreement there are not any employment, consulting, indemnification, severance or termination agreements or arrangements in effect between the Company or any Company Subsidiary and any current or former employee, officer or director of the Company or any Company Subsidiary, nor does the Company or any Company Subsidiary have any general severance plan or policy. To the knowledge of the Company, no executive, or key employee, has any plans to terminate employment with the Company or the Company Subsidiaries.

      SECTION 3.11. ERISA Compliance; Excess Parachute Payments.

            (a) The Company Disclosure Letter contains a complete and accurate list of all material "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Company Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) (sometimes referred to herein as "Company Welfare Benefit Plans"), all other Company Benefit Plans and employment agreements, which list is broken down internally by each specific country with respect to which each such Company Benefit Plan is established or maintained.

            (b) With respect to each Company Benefit Plan (excluding any Company Multi-employer Plan), the Company has made available to Parent true, complete and correct copies of (i) each operative plan, trust document (in the case of any unwritten Company Benefit Plan, a description thereof) and employment agreement, (ii) the most recent periodic report, if any, required to be filed with any governmental entity, (iii) the most recent summary plan description for which such summary plan description is required or other summary material provided to any Covered Person which describes the benefits, (iv) the most recent actuarial valuation, if any,
      (v) the most recent financial statements; (vi) the most recent IRS determination letter, if applicable, and (vii) each trust agreement, custodial agreement, annuity contract or other funding vehicle, if any.

            (c) All Company Benefit Plans (excluding any Company Multi-employer
      Plan) are in compliance in all material respects with applicable Law (including, without limitation, the Code and ERISA and, with respect to any Company Benefit Plan maintained outside of the United States, any applicable non-U.S. law). All Company Pension Plans (excluding any Company Multi-employer Plan) which are intended to be tax-qualified under Section 401(a) of the Code are so qualified and their related trusts are exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the

      Internal Revenue Code of 1986, as amended (the "Code"), except for failures to be so qualified which in the aggregate would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in
      Section 3.10 of the Company Disclosure Letter, each Company Benefit Plan (excluding any Company Multi-employer Plan) has received a determination letter on the Plan as currently in effect as to its qualified status and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened. Except as set forth in the Company Disclosure Letter, no Plan amendments since January 1, 2003 have the effect of materially increasing costs.

            (d) The Company does not participate in or make contributions to any "multi-employer plan" (as such term is defined in Section 3(37) of ERISA), except as specifically set forth in the Company Disclosure Letter (each, a "Company Multi-employer Plan"). To the knowledge of the Company, (i) no withdrawal liability (within the meaning of Section 4201 et seq. of ERISA) would be imposed on the Company or any Company Subsidiary in the event that a "complete withdrawal" or "partial withdrawal", as such terms are respectively defined in sections 4203 and 4205 of ERISA, from a Company Multi-Employer Plan were to occur at Closing, and (ii) neither the execution of this Agreement nor any of the transactions contemplated hereunder could cause a complete withdrawal or partial withdrawal from any Company Multi-employer Plan.

            (e) Except with respect to the Company Multi-Employer Plans that are Company Pension Plans, neither the Company nor any Company Subsidiary has any liability, contingent or otherwise, under Title IV of ERISA for any "defined benefit plan" within the meaning of Section 3(35) of ERISA.

            (f) None of the Company, any Company Subsidiary, any officer of the Company or any Company Subsidiary or any of the Company Benefit Plans which are subject to ERISA, including the Company Pension Plans (excluding any Company Multi-employer Plan), any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) that could subject the Company, any Company Subsidiary or any officer of the Company or any Company Subsidiary to any material tax or penalty on prohibited transactions imposed by Section 4975 or to any material liability under Section 502(i) or 502(l) of ERISA. There are no existing or, to the knowledge of the Company or any Company Subsidiary, threatened, lawsuits, claims or other controversies relating to a Company Benefit Plan (excluding any Company Multi-employer Plan), other than routine claims for benefits in the normal course. To the knowledge of the Company and any Company Subsidiary as of the date hereof, no Company Benefit Plan is under any government investigation or audit.

            (g) With respect to any Company Welfare Benefit Plan (excluding any Company Multi-employer Plan), (i) each such Company Welfare Benefit Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code), complies in all material respects with the applicable requirements of Section 4980B(f) of the Code, and (ii) other than as required under Section 601 et seq. of ERISA or as set forth in
      Section 3.11(g)(ii) of the Company Disclosure Letter, no such Company Welfare Benefit Plan provides health or life insurance coverage following retirement or the last day of the calendar month in which any other termination of employment occurs.

            (h) Full payment has been made or will be made prior to Closing of all amounts which the Company or any Company Subsidiary is required to pay on or before the Closing Date under the terms of each of the Company Benefit Plans and all amounts not payable prior to the Closing Date will be properly accrued and recorded on the balance sheet of the Company and the Company Subsidiaries in accordance with GAAP. Except as set forth in
      Section 3.11(h) of the Company Disclosure Letter, none of the medical or dental insurance policies provide for a retroactive rate adjustment or loss sharing arrangement. Except as set forth in Section 3.11(h) of the Company Disclosure Letter, there is no Company Benefit Plan that is a non-qualified deferred compensation arrangement.

            (i) Except as set forth in the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not result in (1) the payment of any severance, change in control, retention bonus, or other payment to any Covered Person under any Company Benefit Plan or any consulting or other agreement or arrangement, or (2) the acceleration of the accrual or vesting of any payment or benefit under any Company Benefit Plan.

      SECTION 3.12. Litigation. Except as disclosed in the Filed Company SEC Documents or in the Company Disclosure Letter, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, nor is there any Judgment outstanding against the Company or any Company Subsidiary that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

      SECTION 3.13. Compliance with Applicable Laws.

            (a) Except as disclosed in the Filed Company SEC Documents or in the Company Disclosure Letter, the Company and the Company Subsidiaries are in compliance in all material respects with all applicable Laws, including those relating to occupational health and safety and the environment. Except as set forth in the Filed Company SEC Documents or in the Company Disclosure Letter, neither the Company nor any Company Subsidiary has received any written communication since January 1, 2002 from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance in any material respect with any applicable Law.

            (b) Except as set forth in Section 3.13(b) of the Company Disclosure Letter, the Company and the Company Subsidiaries hold all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any Company Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), other than such Company Permits as, individually and in the aggregate, are not material to the business of either the Company or any Company Subsidiary and the failure of which to have such Company Permits would not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is in possession of all Company Permits, and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. Neither the Company nor any Company Subsidiary has received any written notices of violations with respect to any Company Permit that remains uncured.

      SECTION 3.14. Contracts. Section 3.14(a) of the Company Disclosure Letter contains a list (organized by subsections corresponding to the subsections identified below) of the following contracts, agreements and arrangements (including all amendments thereto) to which the Company or a Company Subsidiary is a party, other than those contracts, agreements and arrangements listed as exhibits in the Company's 2002 Form 10-K or First Quarter 2003 10-Q (such contracts, agreements and arrangements required to be set forth in Section 3.14(a) of the Company Disclosure Letter or listed as exhibits in the Company's 2002 Form 10-K or First Quarter 2003 10-Q "Company Material Contracts"):

            (a) each contract and agreement or groups of related agreements which (A) is likely to involve consideration of more than $2,000,000 in the aggregate, during the year ending December 31, 2003 or December 31, 2004, or (B) is likely to involve consideration of more than $5,000,000 in the aggregate over the remaining term of such contract;

            (b) all employment, consulting, severance, termination or indemnification agreements between the Company or any Company Subsidiary and any director, officer or employee of the Company or any Company Subsidiary whose total annual compensation (including incentive compensation), after giving effect to any increase after the date of this Agreement, exceeds $100,000;

            (c) all (A) management contracts (excluding contracts for employment) and (B) contracts with consultants which involve consideration of more than $250,000 per annum;

            (d) all contracts, credit agreements, indentures and other agreements evidencing indebtedness for borrowed money (including capitalized leases) involving an amount greater than $250,000 over the term thereof;

            (e) all agreements under which the Company or any Company Subsidiary has advanced or loaned funds in excess of $100,000;

            (f) all guarantees of any obligations in excess of $1,000,000;

            (g) all joint venture or other similar agreements;

            (h) all lease agreements with annual lease payments in excess of $500,000;

            (i) agreements under which the Company has granted any person registration rights (including demand and piggy-back registration rights) or any other agreements with respect to the capital stock of the Company or any Company Subsidiary;

            (j) all contracts and agreements that limit the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time with respect to any business currently conducted by the Company or any Company Subsidiary;

            (k) all contracts and other agreements with affiliates; and

            (l) any other contracts or agreements that are material to the business, assets, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries taken as a whole.

      Except, in each case, as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, each Company Material Contract is a legal, valid and binding agreement of the Company or a Company Subsidiary, as applicable in full force and effect in accordance with its terms and neither the Company nor any Company Subsidiary is in violation or default, or has received written notice that it is in violation or default, under any Company Material Contract and to the Company's knowledge no other party is in default under any Company Material Contract. The Company has provided or made available to Parent all Company Material Contracts.

      SECTION 3.15. Intellectual Property.

            (a) The Company and the Company Subsidiaries own, or are validly licensed or otherwise have the right to use, all inventions, processes, methods, know-how, technology, trade secrets, domain names, works, copyrights, data, databases, customer information, pricing and cost information, computer programs, other proprietary intellectual property rights, and, to the Company's knowledge, all patents, patent rights (including patent licenses), trademarks, trademark rights, trade names, trade name rights, service marks and service mark rights that are material to the Company or the Company Subsidiaries taken as a whole (collectively, "Intellectual Property Rights") which are used in the conduct of the business of the Company or the Company Subsidiaries as currently conducted and the consummation of the Recapitalization Transactions will not conflict with, breach, adversely alter or impair in any material respect any such Intellectual Property Rights.

            (b) Except as set forth in the Company Disclosure Letter, no actions, suits or proceedings to which the Company or any Company Subsidiary is a party are pending or, to the knowledge of the Company, threatened that (i) the Company or any of the Company Subsidiaries is misappropriating, interfering with, infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right or (ii) assert that any Intellectual Property Rights owned by the Company or any Company Subsidiary (the "Owned Intellectual Property Rights") are invalid or unenforceable. To the knowledge of the Company, except as set forth in the Company

      Disclosure Letter, no person is misappropriating, infringing or otherwise violating any Owned Intellectual Property Right.

            (c) To the knowledge of the Company, all Owned Intellectual Property Rights are valid and in full force and effect. With respect to Intellectual Property Rights other than Owned Intellectual Property Rights ("Licensed Intellectual Property Rights") that are material to the Company or the Company Subsidiaries, the Company is in compliance in all material respects with any applicable license or similar agreement and each such license or similar agreement is a legal, valid and binding obligation of the Company or Company Subsidiary, as applicable, and to the knowledge of the Company, in full force and effect.

            (d) All Owned Intellectual Property Rights are free and clear of any Liens (other than Liens in favor of the Agent and the Lenders under the Company Credit Agreement) and may be freely transferred, assigned, licensed or sublicensed except as set forth in the Company Disclosure Letter. The Company's licenses with respect to all Licensed Intellectual Property Rights are free and clear of any Liens (other than Liens in favor of the Agent and the Lenders under the Company Credit Agreement) except as set forth in the Company Disclosure Letter.

      SECTION 3.16. Certain Notes Receivable. There are no notes receivable of the Company or any Company Subsidiary owing by any director, officer or key employee of the Company or any Company Subsidiary.

      SECTION 3.17. Environmental Matters.

            (a) Except as described in Section 3.17 of the Company Disclosure Letter, as disclosed in the Phase I reports previously delivered or made available to Sub or obtained by Parent prior to Closing, or as has not had or would not reasonably be expected to have a Company Material Adverse
      Effect: (i) the Company and the Company Subsidiaries have not been and are not in violation of any applicable Environmental Law; (ii) none of the properties currently or formerly owned, leased or operated by the Company or the Company Subsidiaries are contaminated with any Hazardous Substance;
      (iii) neither the Company nor any of the Company Subsidiaries are liable for any contamination by Hazardous Substances at properties not owned or operated by the Company or a Company Subsidiary; (iv) the Company and the Company Subsidiaries have all material permits, licenses and other authorizations required under any applicable Environmental Law ("Environmental Permits"); (v) the Company and the Company Subsidiaries are in compliance in all material respects with their Environmental Permits; and (vi) neither the execution of this Agreement nor the consummation of the Recapitalization Transactions will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Entities or third parties, pursuant to any applicable Environmental Law or Environmental Permit. Except as described in Section 3.17 of the Company Disclosure Letter, none of the Company or the Company Subsidiaries has received written notice of a violation of, or any Liability under, any Environmental Law (whether with respect to properties presently or previously owned or used). The Company and the Company Subsidiaries have made available to Parent all environmental audits, reports and other material environmental documents relating to their properties, facilities or operations which are in their possession or control. Neither the Company nor any Company Subsidiary has arranged for the disposal or treatment of any substance at any off-site location that has been included in any published U.S. federal, state or local "superfund" site list or any similar list of hazardous or toxic waste sites published by any Governmental Entity.

            (b) For purposes of this Section 3.17:

                  (1) "Environmental Laws" means any federal, state, local or foreign Laws relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances;
            (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) otherwise relating to pollution or protection of the environment; and

                  (2) "Hazardous Substances" means (i) those substances defined in or regulated as hazardous under the following federal statutes and their state counterparts and all applicable regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; (v) any other contaminant; and (vi) any substance, material or waste regulated as hazardous by any federal, state, local or foreign Governmental Entity pursuant to any Environmental Law.

      SECTION 3.18. Insurance. Except as set forth in Section 3.18 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has received notice of any pending or threatened cancellation or material premium increase (retroactive or otherwise) with respect to any insurance policies in force naming the Company, any Company Subsidiary or employees thereof as a loss payee or for which the Company or any Company Subsidiary has paid or is obligated to pay all or part of the premiums, and each of the Company and the Company Subsidiaries is in compliance with all material conditions contained therein.

      SECTION 3.19. Title to Properties; Absence of Liens and Encumbrances. Each of the Company and the Company Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible personal properties and assets owned, used or held for use in its business, free and clear of any Liens except (i) for Liens imposed by Law for Taxes not yet due and payable or which otherwise are owed to materialmen, workmen, carriers, warehousepersons or laborers not in excess of $100,000 in the aggregate, (ii) as reflected in the financial statements contained in the Filed Company SEC Documents, (iii) Liens in favor of the Agent and the Lenders under the Company Credit Agreement and (iv) such other imperfections or irregularities of title or other Liens as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

      SECTION 3.20. Transactions with Affiliates. Except as set forth in the Filed Company SEC Documents or in the Company Disclosure Letter, since the date of the Company's last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 3.20 of the Company Disclosure Letter identifies each person who is (or who may be deemed to be) an affiliate of the Company or any Company Subsidiary. Without limiting the generality of the foregoing, there are no amounts due or payable by the Company or any Company Subsidiary to any of the Principal Shareholders or any of their affiliates or associates in connection with the Recapitalization Transactions or the Tender Agreements or otherwise, other than payment of consideration for their securities of the Company pursuant to the terms of this Agreement.

      SECTION 3.21. Customers. Section 3.21 of the Company Disclosure Letter sets forth a complete and accurate list of the twenty-five largest customers of the Company and the Company Subsidiaries (measured by aggregate billings) during the fiscal year ended on December 31, 2002, indicating the existing Contracts with each such customer by product or service provided. Except as set forth in
Section 3.21 of the Company Disclosure Letter, the relationships of the Company and the Company Subsidiaries with the customers required to be listed on Section
3.21 of the Company Disclosure Letter are good commercial working relationships and none of such customers has cancelled, terminated or otherwise materially altered (including any material reduction in the rate or amount of purchases) or notified the Company or the Company Subsidiaries of any intention to do any of the foregoing or otherwise threatened in writing to cancel, terminate or materially alter its relationship with the Company or the Company Subsidiaries.

      SECTION 3.22. State Takeover Statutes; Company Rights Agreement.

            (a) The Company has taken such actions, if any, as it reasonably determined necessary for the consummation of the Recapitalization Transactions under Section 203 of the DGCL and to permit Parent, Sub, and if requested by Parent, certain stockholders of the Company and their respective spouses, associates, affiliates and subsidiaries, or any combination thereof, to become "interested stockholders" (within the meaning of Section 203 of the DGCL), in connection with developing agreements, arrangements or understandings among themselves relating to the participation of all or any of them in the Recapitalization Transactions and by taking any and all actions relating to the consummation of, and by consummating, the Recapitalization Transactions.

            (b) Neither the Company nor any of the Company Subsidiaries is a party to any "stockholder rights" plan or any similar anti-takeover plan or device.

      SECTION 3.23. Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Deutsche Bank, pursuant to the agreement dated July 2, 2002 previously delivered to Parent, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Offer, the Merger and the other Recapitalization Transactions based upon arrangements made by or on behalf of the Company. The estimated fees and expenses incurred and to be incurred by the Company in connection with the Offer, the Merger and the other Recapitalization Transactions (including the fees of Deutsche Bank and the fees of the Company's legal counsel) are set forth in the Company Disclosure Letter.

                                   ARTICLE IV
                Representations and Warranties of Parent and Sub

      Parent and Sub, jointly and severally, represent and warrant to the Company as follows:

      SECTION 4.01. Organization, Standing and Power. Each of Parent and Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals in each case whether domestic or foreign necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually and in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the ability of Parent or Sub to perform its obligations under this Agreement or a material adverse effect on the ability of Parent or Sub to consummate the Offer, the Merger and the other Recapitalization Transactions (a "Parent Material Adverse Effect").

      SECTION 4.02. Sub.

            (a) Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Sub was incorporated solely for the purpose of consummating the Recapitalization Transactions.

            (b) The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

      SECTION 4.03. Authority; Execution and Delivery; Enforceability. Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Recapitalization Transactions. The execution and delivery by each of Parent and Sub of this Agreement and the consummation by it of the Recapitalization Transactions have been duly authorized by all necessary corporate action on the part of Parent and Sub. Parent, as sole stockholder of Sub, has approved this Agreement. Each of Parent and Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of the principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

      SECTION 4.04. No Conflicts; Consents.

            (a) The execution and delivery by each of Parent and Sub of this Agreement, do not, and the consummation of the Offer, the Merger and the other Recapitalization

      Transactions and compliance with the terms hereof will not, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, any provision of (i) the charter, by-laws or other organizational documents of Parent or any of its subsidiaries, (ii) any Contract to which Parent or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually and in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

            (b) No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Recapitalization Transactions, other than (i) if required by Law, compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Offer Documents and (B) such reports under the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger and the other Recapitalization Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) such filings as may be required in connection with the taxes described in Section 6.08, (v) filings required under, and compliance with other applicable requirements of, non-U.S. laws, as set forth in Section 3.05(b) of the Company Disclosure Letter, and (vi) such other items that, individually and in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

      SECTION 4.05. Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement (if required by Law) will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

      SECTION 4.06. Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Offer, the Merger and the other Recapitalization Transactions based upon arrangements made by or on behalf of Parent.

      SECTION 4.07. Financing. Parent has provided the Company with a commitment letter from Foothill Capital Corporation and Silver Point Capital, L.P., dated as of May 20, 2003, (the "Debt Commitment Letter") and from Kohlberg Management IV, LLC, dated as of May 8, 2003, (collectively with the Debt Commitment Letter, the "Commitment Letters" and the financing to be provided thereunder, the "Financing"). To the knowledge of Parent, the Commitment Letters have been duly executed by all parties thereto and are in full force and effect as of the date hereof. All commitment and other fees required to be paid under the Commitment Letters on or prior to the date hereof have been paid.

                                   ARTICLE V
                    Covenants Relating to Conduct of Business

      SECTION 5.01. Conduct of Business.

            (a) Conduct of Business by the Company. Except for matters set forth in the Company Disclosure Letter, expressly agreed to in writing by Parent or otherwise expressly permitted by this Agreement, from the date of this Agreement to the earliest to occur of the date of the termination of this Agreement, the date directors designated by Parent or Sub have been elected to and shall constitute a majority of the Company Board (the "Control Date") or the Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct the business of the Company and the Company Subsidiaries taken as a whole in the usual, regular and ordinary course in substantially the same manner as previously conducted and use all commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired in all material respects at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Company Disclosure Letter, expressly agreed to in writing by Parent or otherwise expressly permitted by this Agreement, from the date of this Agreement to the earliest to occur of the date of the termination of this Agreement, the Control Date or the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent:

                  (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                  (ii) issue, deliver, sell or grant (A) any shares of its
            capital stock, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Company Common Stock upon the exercise of Company Stock Options and Company Warrants outstanding on the date of this Agreement and in accordance with their present terms;

                  (iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

                  (iv) acquire or agree to acquire (A) by merging or
            consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole;

                  (v) (A) grant to any current or former director, officer or key employee of the Company or any Company Subsidiary any increase in compensation, except to the extent required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents or, with respect to employees (other than directors, officers or key employees) in the ordinary course of business consistent with prior practice, (B) grant to any current or former key employee, officer or director of the Company or any Company Subsidiary any increase in severance or termination pay, except to the extent required under any agreement or policy in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (C) enter into any employment, consulting, indemnification, severance or termination agreement with any such key employee, officer or director, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Benefit Plan or (E) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Company Benefit Plan;

                  (vi) make any change in accounting methods, principles or
            practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP, the Code or the treasury regulations under the Code;

                  (vii) sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any material properties or assets, except for transactions in the ordinary course of business consistent with past practice;

                  (viii) (A) incur any indebtedness for borrowed money or
            guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person (other than a wholly-owned Company Subsidiary) or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings from persons that are not directors, officers or employees of the Company or any Company Subsidiary incurred in the ordinary course of business consistent with past practice (including under the Company's Credit Agreement, provided such borrowings do not result in the aggregate principal amount of Term Loans outstanding thereunder plus the aggregate principal amount of Revolving Credit Advances thereunder exceeding by $3,000,000 or more, at any given time, the aggregate principal amount of the Term Loans outstanding on the date hereof plus the aggregate principal amount of Revolving Credit Advances outstanding on the date hereof), or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company;

                  (ix) make or agree to make any new capital expenditure or
            expenditures that are in excess of $100,000 individually or $1,500,000 in the aggregate;

                  (x) make or change any material Tax election or settle or
            compromise any material Tax liability or refund;

                  (xi) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $25,000 individually or $150,000 in the aggregate, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred in the ordinary course of business consistent with past practice, (B) cancel any indebtedness for borrowed money in excess of $25,000 individually or $150,000 in the aggregate or waive any claims or rights of substantial value or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party;

                  (xii) enter into, renew, extend, amend, modify or waive any material provision of, or terminate any lease or similar commitment, in each case providing for payments in excess of $100,000 over the term of such lease or commitment (or until the date on which such lease or commitment may be terminated by the Company without penalty) other than the renewals of leases in the ordinary course of business with no material increase in payments due thereunder; or

                  (xiii) authorize, or commit or agree to take, any of the
            foregoing actions.

            (b) Other Actions. The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that would reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that is qualified as to materiality becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect or (iii) any condition to the Offer set forth in Exhibit A, or any condition to the Merger set forth in Article --------- VII, not being satisfied.

            (c) Advice of Changes. The Company shall promptly advise Parent orally and in writing of any change or event that has had or would reasonably be expected to have a Company Material Adverse Effect.

            SECTION 5.02. No Solicitation.

                  (a) The Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative (collectively, "Representatives") of, the Company or any Company Subsidiary to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Company Takeover Proposal (as defined in Section 5.02(e)), (ii) enter into any agreement with respect to any Company Takeover Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal; provided, however, that prior to the first acceptance for payment of shares of Company Common Stock pursuant to the Offer the Company may, to the extent necessary to act in a manner consistent with the fiduciary obligations of the Company Board, as determined in good faith by it after consultation with outside counsel, in response to a Company Takeover Proposal that the Company Board determines, in good faith after consultation with outside counsel, is reasonably likely to lead to a Superior Company Proposal (as defined in Section 5.02(e)), that was not solicited by the Company and that did not otherwise result from a breach or a deemed breach of this Section 5.02(a), and subject to compliance with Section 5.02(c), (x) furnish information with respect to the Company to the person making such Company Takeover Proposal and its Representatives pursuant to a customary confidentiality agreement and (y) participate in discussions or negotiations with such person and its Representatives regarding such Company Takeover Proposal; and provided, further, that prior to the first acceptance for payment of shares of Company

            Common Stock pursuant to the Offer the Company may, in connection with the Company Credit Agreement Refinancing or otherwise pursuant to the Company Credit Agreement or the Company's obligations thereunder, (I) furnish information with respect to the Company to the Agent and the Lenders under the Company Credit Agreement and their respective Representatives and (II) participate in discussions or negotiations with such persons and their Representatives regarding the Company Credit Agreement or a Company Credit Agreement Refinancing. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any officer, director, investment banker, attorney or other advisor or representative of the Company or any Company Subsidiary, whether or not such person is purporting to act on behalf of the Company or any Company Subsidiary or otherwise, shall be deemed to be a breach of this Section 5.02(a) by the Company.

                  (b) Unless the Company Board, after consultation with outside counsel, determines in its good faith judgment that it is necessary to do so in order to fulfill its fiduciary obligations under applicable Law, neither the Company Board nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Sub, the approval or recommendation by the Company Board or any such committee of this Agreement, the Offer, the Merger or the other Recapitalization Transactions, (ii) approve any letter of intent, agreement in principle, acquisition or similar agreement relating to any Company Takeover Proposal or (iii) approve or recommend, or publicly propose to approve or recommend, any Company Takeover Proposal. The Company shall not take the actions set forth in clauses (ii) or (iii) of the preceding sentence unless it has terminated or concurrently terminates this Agreement pursuant to
            Section 8.01(e).

                  (c) The Company promptly shall advise Parent orally and,
            within two business days, in writing of any Company Takeover Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Company Takeover Proposal, the material terms and conditions of any such Company Takeover Proposal and the identity of the person making any such Company Takeover Proposal or inquiry. The Company shall (i) keep Parent fully informed of the status and details (including any change to the terms thereof) of any such Company Takeover Proposal and (ii) provide to Parent as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Company by any third party in connection with any Company Takeover Proposal or sent or provided by the Company to any third party in connection with any Company Takeover Proposal.

                  (d) Nothing contained in this Section 5.02 shall prohibit the
            Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company's stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law.

                  (e) For purposes of this Agreement:

               "Company Credit Agreement Refinancing" means an amendment, restatement or other transaction whereby Fleet National Bank remains as Agent under the Credit Agreement and the Lenders continue to hold a majority in interest of the loans thereunder, but which results in a change in the material terms of the Company Credit Agreement (including without limitation, any of the loan amounts, financial covenants or ratios or maturity (other than a one-time extension of the maturity by less than 6 months)), whether such transaction is accomplished through a bankruptcy proceeding or otherwise).

               "Company Takeover Proposal" means (i) any proposal or offer for a merger, consolidation, dissolution, recapitalization, other business combination or any refinancing (including, without limitation, any Company Credit Agreement Refinancing) or other equity or debt restructuring transaction involving the Company or any significant subsidiary of the Company (as defined in Regulation S-X of the Federal securities laws), (ii) any proposal for the issuance by the Company of over 30% of its equity securities as consideration for the assets or securities of another person or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 30% of the equity securities or consolidated total assets of the Company, in each case other than pursuant to the Recapitalization Transactions.

               "Superior Company Proposal" means any proposal made by a third party to complete a recapitalization of the Company by (I) acquiring substantially all of the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization or a sale of all or substantially all its assets or any combination of the foregoing, (II) refinancing the Company Credit Agreement, (III) purchasing or causing the redemption of the Subordinated Notes and / or, (IV) purchasing or causing the redemption of the Preference Shares, in the aggregate (a) on terms which the Company Board determines in good faith to be superior from a financial point of view to the holders of the Company Common Stock, the Lenders under the Company Credit Agreement, the holders of the Subordinated Notes and the holders of the Preference Shares, as the case may be, than the Recapitalization Transactions, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of the Recapitalization Transactions), it being understood that such proposal does not have to be superior to each such category of holders, but must, in the aggregate, be superior from a financial point of view to the debt and equity holders of the Company taken as a whole, and (b) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

      SECTION 5.03. Recapitalization Transactions. From and after the date hereof, without the consent of Parent, the Company shall not take any action to amend the material or financial terms and conditions set forth in the Notice of Noteholders' Meeting sent to the holders of the Subordinated Notes or the Notice of Meeting sent to the holders of Preference Shares or to otherwise change the terms and conditions of any of the Recapitalization Transactions. From and after the date hereof, the Company shall use all commercially reasonable efforts to effect the Recapitalization Transactions in accordance with their terms.

                                   ARTICLE VI
                              Additional Agreements

      SECTION 6.01. Preparation of Proxy Statement; Stockholders Meeting.

            (a) Subject to the last sentence of Section 6.01(b), the Company shall, as soon as practicable following the expiration of the Offer and the purchase of the shares of Company Common Stock pursuant thereto, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company, Parent and Sub shall use their best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of the Company Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. The Company shall use its best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after filing with the SEC.

            (b) The Company shall, as soon as practicable following the expiration of the Offer and the purchase of the shares of Company Common Stock pursuant thereto, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of seeking the Company Stockholder Approval. Subject to Section 5.02(b)(i), the Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal. Notwithstanding the foregoing, if Sub or any other subsidiary of Parent shall acquire at least 90% of the outstanding shares of each series of Company Capital Stock, the parties shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a stockholders meeting in accordance with Section 253 of the DGCL.

            (c) Parent shall cause all shares of Company Common Stock purchased pursuant to the Offer and all other shares of Company Common Stock owned by Parent, Sub or any other subsidiary of Parent to be voted in favor of the approval of this Agreement.

      SECTION 6.02. Access to Information; Confidentiality. The Company shall, and shall cause each of its subsidiaries to, afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisors and other representatives, upon reasonable notice, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that the Company may withhold the documents and information described in the Company Disclosure Letter to the extent required to comply with the terms of a confidentiality agreement with a third party in effect on the date of this Agreement; provided further, that the Company shall use all commercially reasonable efforts to obtain, as promptly as practicable, any consent from such third party required to permit the Company to furnish such documents and information to Parent. Subject to Section 6.07, all information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated as of March 20, 2003 between the Company and Parent (the "Confidentiality Agreement").

      SECTION 6.03. Reasonable Efforts; Notification.

            (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other Recapitalization Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Recapitalization Transactions, including, when reasonable, seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Recapitalization Transactions and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Company and the Company Board shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction, this Agreement or the Tender Agreements and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or the Tender Agreements, take all action necessary to ensure that the Offer, the Merger and the other Recapitalization Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other Recapitalization Transactions. Nothing in this Agreement shall be deemed to require any party to waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any significant asset or collection of assets.

            (b) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

            SECTION 6.04. Stock Options.

            (a) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as are required to provide notice to holders of Company Stock Options required under the terms of the Company Stock Plans and to adjust the terms of all outstanding Company Stock Options heretofore granted under any Company Stock Plan to provide that, after giving effect to the actions taken by the Company Board under the Company Stock Plans, such Company Stock Options will be exercisable at the time of the first acceptance for payment of shares of Company Common Stock pursuant to the Offer (the "Exercisable Options"), and further to provide that each such Exercisable Option outstanding at the time of the first acceptance for payment of shares of Company Common Stock pursuant to the Offer shall be canceled in exchange for a cash payment by the Company as soon as practicable following the first acceptance for payment of shares of Company Common Stock pursuant to the Offer of an amount equal to (i) the excess, if any, of (x) the highest price per share of Company Common Stock to be paid pursuant to the Offer over (y) the exercise price per share of Company Common Stock subject to such Exercisable Option, multiplied by (ii) the number of shares of Company Common Stock for which such Exercisable Option shall not theretofore have been exercised. The Company will be responsible for any required reporting to Federal, state or local tax authorities.

            (b) All amounts payable pursuant to Section 6.04(a) shall be subject to any required withholding of Taxes or proof of eligibility of exemption therefrom and shall be paid without interest by the Company as soon as practicable following the first acceptance for payment of shares of Company Common Stock pursuant to the Offer. The Company shall use its commercially reasonable efforts to obtain all consents of the holders of Company Stock Options as shall be necessary to effectuate the foregoing. Notwithstanding anything to the contrary contained in this Agreement, payment shall, at Parent's request, be withheld in respect of the holder of any particular Company Stock Option until any necessary consent from such holder with respect to such Company Stock Option is obtained.

            (c) The Company Stock Plans shall terminate as of the Effective Time, and the provisions in any other Company Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of a Company Stock Option or any participant in any Company Stock Plan, or other Company Benefit Plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

            (d) The Company shall use its commercially reasonable efforts to obtain all necessary consents, waivers or releases from holders of Company Stock Options and shall take such action as may be reasonably necessary to give effect to, and accomplish, the transactions contemplated by this
      Section 6.04; provided, however, that in no event shall this Section 6.04(d) require the Company to pay any consideration to the holders of the Company Stock Options to obtain such consents, waivers or releases.

            (e) In this Agreement:

            "Company Stock Option" means any option to purchase Company Common Stock granted under any Company Stock Plan.

            "Company Stock Plans" means the Applied Graphics Technologies, Inc. 1996 Stock Option Plan, the Applied Graphics Technologies, Inc. 1998 Incentive Compensation Plan, as amended and restated, and the Applied Graphics Technologies, Inc. Non-Employee Directors Non-Qualified Stock Option Plan and all agreements under which there are outstanding options to purchase Company Common Stock granted to employees, consultants or any other person.

      SECTION 6.05. Indemnification.

            (a) Parent shall, to the fullest extent permitted by Law, cause the Company (from and after the Control Date) and the Surviving Corporation (from and after the Effective Time) to honor all the Company's obligations to indemnify, defend and hold harmless the current and former directors and officers of the Company and its subsidiaries for acts or omissions by any such directors and officers occurring prior to the Effective Time to the maximum extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company Charter, the Company By-laws, the DGCL, or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company Charter, the Company By-laws and the DGCL from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions. In the event a current or former director or officer of the Company or any of its subsidiaries is entitled to indemnification under this Section 6.05(a), such director or officer shall be entitled to reimbursement from the Company or the Surviving Corporation (from and after the Effective Time) for reasonable attorney fees and expenses incurred by such director or officer in pursuing such indemnification, including payment of such fees and expenses by the Surviving Corporation or the Company, as applicable, in advance of the final disposition of such action upon receipt of an undertaking by such current or former director or officer to repay such payment unless it shall be adjudicated that such current or former director or officer was entitled to such payment.

            (b) From and after the Control Date and for a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may either (i) substitute therefor policies with reputable and financially sound carriers or (ii) maintain self insurance or similar arrangements through a financially sound insurance affiliate of Parent, in each case of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make premium payments over such six year period for such insurance to the extent such aggregate premiums exceed $1,300,000 (the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an aggregate premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an aggregate premium equal to the Maximum Premium.

      SECTION 6.06. Fees and Expenses.

            (a) Except as provided below, all fees and expenses incurred in connection with the Merger and the other Recapitalization Transactions (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) shall be paid by the party incurring such fees or expenses, whether or not the Recapitalization Transactions are consummated.

            (b) The Company agrees to pay Parent:

                  (1) a non-refundable fee equal to $4,000,000 plus all
            reasonable fees and expenses incurred by Parent, Sub and their affiliates in connection with the Recapitalization Transactions, up to a maximum of $1,000,000 (exclusive of any fees and expenses paid in accordance with clause (c) hereof) if :

                        (i)(x) this Agreement is terminated for any reason, other than: (I) a termination by the Company due to a Parent Breach (as defined below), (II) a Funding Failure (as defined below), or (III) a termination by Parent in accordance with Section 8.01(b)(iii) as a result of the failure of the Offer to close solely as a result of the failure to meet the condition set forth in clause (c) of Exhibit A (a "MAC Termination"), and

                        (y) within 12 months of such termination the Company enters into a definitive agreement to consummate, or consummates, a transaction that could constitute a Company Takeover Proposal other than a Company Credit Agreement Refinancing.

                        For purposes of this clause (i):

                        (A) a "Parent Breach" shall mean Parent willfully and materially (x) breaches or (y) fails to perform, any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform cannot be or has not been cured within 15 days after the giving of written notice to Parent of such breach or failure to perform (provided that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement).

                        (B) a "Funding Failure" shall mean that the financing contemplated by the Commitment Letters shall not have been consummated in accordance with the terms thereof.

                        (ii) the Company terminates this Agreement pursuant to
                  Section 8.01(e); or

                        (iii) Parent terminates this Agreement pursuant to
                  Section 8.01(d).

                  (2) a non-refundable fee equal to $2,500,000 plus all
            reasonable fees and expenses incurred by Parent, Sub and their affiliates in connection with the Recapitalization Transactions, up to a maximum of $1,000,000 (exclusive of any fees and expenses paid in accordance with clause (c) hereof) if (i) this Agreement is terminated for any reason, other than (A) a termination by the Company due to a Parent Breach, (B) a Funding Failure or (C) a MAC Termination and (ii) within 12 months of such termination the Company enters into a definitive agreement to consummate, or consummates, a Company Credit Agreement Refinancing.

      Any fee due under this Section 6.06(b) shall be paid by wire transfer of same-day funds on the date of termination of this Agreement (except that in the case of clause (1)(i) or (2) above such payment shall be made on the date of execution of such definitive agreement or, if earlier, consummation of such transaction).

            (c) Immediately upon execution of this Agreement, the Company agrees to reimburse Parent for all reasonable fees and expenses incurred by Parent, Sub and their affiliates in connection with the Recapitalization Transactions prior to the date hereof, up to a maximum of $500,000, such payment to be made by wire transfer of same day funds.

            (d) Without duplication of any payment required by Section 6.06(b) or (c), if this Agreement is terminated for any reason other than a termination by the Company due to a Parent Breach, the Company agrees to reimburse Parent for all reasonable fees and expenses incurred by Parent, Sub and their affiliates in connection with the Recapitalization Transactions up to a maximum of $1,000,000 (exclusive of any fees and expenses paid in accordance with clause (c) hereof), such payment to be made by wire transfer of same day funds on the date of termination of this Agreement.

            (e) The Company acknowledges that the agreements contained in this
      Section 6.06 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay the amounts due pursuant to this Section 6.06, and, in order to obtain any such payment, Parent and/or Sub commences a legal proceeding which results in a judgment against the Company for the amounts set forth in this
      Section 6.06, the Company shall pay to Parent and Sub their reasonable costs and expenses (including attorneys' fees) in connection with such proceeding, together with interest on the amounts set forth in this
      Section 6.06 at the prime rate of Citibank N.A. in effect on the date any such payment was required to be made and Parent agrees that if such legal proceeding results in a judgment against Parent and/or Sub, as applicable, then Parent and/or Sub, as applicable shall pay the Company its reasonable costs and expenses (including attorneys' fees) in connection with such proceeding.

            (f) The obligations of the Company set forth in this Section 6.06 shall be Parent's and Sub's sole remedy with respect to any breach of the Company's representations, warranties or obligations to be performed prior to the consummation of the Offer under this Agreement and with respect to any such breach, Parent and Sub shall waive, to the fullest extent permitted by Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) they may have against the Company with respect to such breach.

      SECTION 6.07. Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements (including any filings with any federal or state governmental or regulatory agency or with the American Stock Exchange) with respect to the Recapitalization Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law (including foreign regulations relating to competition), court process or by obligations pursuant to any listing agreement with any national securities exchange. Notwithstanding anything to the contrary herein or in the Confidentiality Agreement, any party to this Agreement (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Recapitalization Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that this sentence shall not permit any disclosure that otherwise is prohibited by this Agreement if such disclosure would result in a violation of applicable federal or state securities Laws.

      SECTION 6.08. Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) ("Transfer Taxes") incurred in connection with the Recapitalization Transactions shall be paid by the party upon whom the primary burden for payment is placed by the applicable Law. Each party shall cooperate with the other in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes and shall use commercially reasonable efforts to avail itself of any available exemptions from such Transfer Taxes, and shall cooperate in providing any information and documentation that may be necessary to obtain such exemptions.

      SECTION 6.09. Directors. Promptly upon the first acceptance for payment of, and payment by Sub for, any shares of Company Common Stock pursuant to the Offer, Sub shall be entitled to designate such number of directors on the Company Board as will give Sub, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company Board equal to at least that number of directors, rounded up to the next whole number, which is the product of (a) the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) such number of shares of Company Common Stock so accepted for payment and paid for by Sub plus the number of shares of Company Common Stock otherwise owned by Sub or any other subsidiary of Parent bears to (ii) the number of such shares outstanding, and the Company shall, at such time, cause Sub's designees to be so elected; provided, however, that in the event that Sub's designees are appointed or elected to the Company Board, until the Effective Time the Company Board shall have at least three directors who are directors on the date of this Agreement and who are not officers of the Company (the "Independent Directors"); and provided further that, in such event, if the number of Independent Directors shall be reduced below three for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three persons to fill such vacancies who are not officers, stockholders or affiliates of the Company, Parent or Sub, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable Law, the Company shall take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company shall make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees). In connection with the foregoing, the Company shall promptly, at the option of Sub, either increase the size of the Company Board or obtain the resignation of such number of its current directors as is necessary to enable Sub's designees to be elected or appointed to the Company Board as provided above.

      SECTION 6.10. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to any Recapitalization Transaction; provided, however, that the Company shall not enter into any such settlement without Parent's consent, which consent shall not be unreasonably withheld.

      SECTION 6.11. Benefit Plans. Except as set forth in Section 6.04, Parent agrees to cause the Surviving Corporation, for a period of 12 months immediately following the Effective Time, to provide to each current employee of the Company and its subsidiaries severance benefits that are not less favorable than the severance benefits applicable immediately prior to the date hereof and other benefits (other than equity-based plans) that are not materially less favorable in the aggregate to such employees than those benefits in effect for such employees on the date of this Agreement.

                                  ARTICLE VII
                              Conditions Precedent

      SECTION 7.01. Conditions to Each Party's Obligation To Effect The Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

            (a) Stockholder Approval. The Company shall have obtained the Company Stockholder Approval, if required.

            (b) Antitrust. If required by Law, the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired. Any consents, approvals and filings under any other foreign antitrust Law the absence of which would prohibit the consummation of Merger, shall have been obtained or made.

            (c) No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity, court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the other Recapitalization Transactions shall be in effect; provided, however, that prior to asserting this condition each of the parties shall have used all commercially reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

            (d) Acceptance of Shares Pursuant to the Offer. Sub shall have accepted shares of Company Common Stock for payment pursuant to the Offer and shall have delivered to the Paying Agent or other appropriate party arranging for payment for such shares, all funds necessary to pay for such shares accepted; provided, that the obligation of a party to effect the Merger shall not be conditioned on the fulfillment of the condition set forth in this clause (d) if the failure of Sub to accept shares of Company Common Stock for payment pursuant to the Offer or provide the funds necessary to pay for such shares shall have constituted or resulted from a material breach of the Offer or this Agreement by such party.

            (e) Closing of the other Recapitalization Transactions. Each of the Recapitalization Transactions other than the Merger shall have closed immediately prior to or contemporaneously with the Offer.

                                  ARTICLE VIII
                        Termination, Amendment and Waiver

      SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of Company Stockholder Approval:

            (a) by mutual written consent of Parent, Sub and the Company;

            (b) by either Parent or the Company:

                        (i) if the Offer is not consummated on or before July
                  31, 2003 (the "Outside Date"), unless the failure to consummate the Offer is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement;

                        (ii) if any Governmental Entity issues an order, decree
                  or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Company Common Stock pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable, provided that such right of termination under this clause (ii) shall not be available to such party if such order, decree or ruling was primarily issued due to the failure of such party to comply in any material respect with its obligations hereunder; or

                        (iii) if as the result of the failure of any of the
                  conditions set forth in Exhibit A to this Agreement, the Offer shall have terminated or expired in accordance with its terms without Sub having accepted shares of Company Common Stock for payment pursuant to the Offer; provided, however, that the right to terminate this Agreement pursuant to this clause
                  (iii) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a willful breach of any representation or warranty under this Agreement by such party; or

                        (iv) if Sub fails to commence the Offer as provided in
                  Section 1.01(a) on or before June 26, 2003 due to the failure of the condition set forth in paragraph (a) of Exhibit A; provided, however, that the right to terminate this Agreement pursuant to this clause (iv) shall not be available to the Company if its failure to fulfill any of its obligations under this Agreement results in the failure of the condition described in paragraph (a) of Exhibit A or if the failure of the condition described in paragraph (a) of Exhibit A results from facts or circumstances that constitute a willful breach of any representation or warranty under this Agreement by the Company; or

                        (c) by Parent, if the Company breaches or fails to
                  perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Exhibit A, and (ii) cannot be or has not been cured within 15 days after the giving of written notice to the Company of such breach (provided that Parent is not then in material breach of any representation, warranty or covenant contained in this Agreement) ; provided, however, that there shall be no notice and right of cure regarding the obligations of the Company under Section 5.02 or
                  5.03 hereof; or

                        (d) by Parent prior to the first acceptance of shares of
                  Company Common Stock for payment pursuant to the Offer:

                              (i) if the Company Board or any committee thereof
                        withdraws or modifies in a manner adverse to Parent or Sub, or publicly proposes to withdraw or modify in a manner adverse to Parent or Sub, its approval or recommendation of this Agreement, the Offer or the Merger, fails to recommend to the Company's stockholders that they accept the Offer and give the Company Stockholder Approval or publicly approves or recommends, or publicly proposes to approve or recommend, any Company Takeover Proposal; or

                              (ii) if the Company or any of its officers,
                        directors, representatives or agents takes any of the actions that would be proscribed by Section 5.02 but for the exceptions therein allowing certain actions to be taken pursuant to the proviso in the first sentence of
                        Section 5.02(a); or

            (e) by the Company prior to the first acceptance of shares of Company Common Stock for payment pursuant to the Offer only if (i) the Company Board has received a Superior Company Proposal, (ii) in light of such Superior Company Proposal the Company Board shall have determined in good faith, after consultation with outside counsel, that it is necessary for the Company Board to withdraw or modify its approval or recommendation of this Agreement, the Offer or the Merger in order to comply with its fiduciary duty under applicable Law, (iii) the Company has notified Parent in writing of the determinations described in clause (ii) above, (iv) at least three business days following receipt by Parent of the notice referred to in clause (iii) above, and taking into account any revised proposal made by Parent since receipt of the notice referred to in clause
      (iii) above, such Superior Company Proposal remains a Superior Company Proposal and the Company Board has again made the determinations referred to in clause (ii) above, (v) the Company is in compliance with Section 5.02, (vi) the Company has previously paid the fee due under Section 6.06, and (vii) the Company Board concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Company Proposal;

            (f) by the Company prior to the first acceptance of shares of Company Common Stock for payment pursuant to the Offer, if Parent breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform cannot be or has not been cured within 15 days after the giving of written notice to Parent of such breach (provided that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement); provided, however, that there shall be no notice and right of cure regarding the obligation of Parent and Sub to commence the Offer in accordance with the terms of Section 1.01(a) or to their funding obligations in clause 1.01(f).

            (g) by Parent prior to the first acceptance of shares of Company Common Stock for payment pursuant to the Offer, if any of the Recapitalizations Transactions are not capable of being consummated contemporaneously with the consummation of the Offer.

      SECTION 8.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect. Such termination shall be without any liability or obligation on the part of Parent, Sub or the Company, other than Section 3.23 (Brokers; Schedule of Fees and Expenses),
Section 4.06 (Brokers), the last sentence of Section 6.02 (Access to Information; Confidentiality), Section 6.06 (Fees and Expenses), this Section
8.02 and Article IX (General Provisions), which provisions shall survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any representation, warranty or covenant set forth in this Agreement.

      SECTION 8.03. Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders; and provided, further, that after Sub's purchase of shares in the Offer, no such amendment or modification shall be made that reduces the amount or changes the form of Merger Consideration or otherwise materially and adversely affects the rights of the Company's stockholders hereunder, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of
Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

      SECTION 8.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section
8.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors; provided, that in the case of the Company and in the event the Offer has been consummated and the shares of Company Common Stock have been purchased pursuant thereto, such action shall also require action by a majority of the Independent Directors.

                                   ARTICLE IX
                               General Provisions

      SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 (including any rights arising out of any breach of such representations and warranties) shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

      SECTION 9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (i) seven days after mailing by certified mail, (ii) when delivered by hand, (iii) upon confirmation of receipt by telecopy or (iv) one business day after sending by overnight delivery service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a)   if to Parent or Sub, to

               KAGT Holdings, INC.
               111 Radio Circle
               Mount Kisco, New York 10549
               Attention:  Mr. Christopher Lacovara
               Facsimile:  914-244-0689

               with a copy to:

               Ropes & Gray
               One International Place
               Boston, MA 02110
               Attention:  Daniel S. Evans, Esq.
               Facsimile:  617-951-7050

      (b)   if to the Company, to

               Applied Graphics Technologies, Inc.
               450 West 33rd Street
               New York, NY 10001
               Attention:  Martin D. Krall, Esq.
                             General Counsel
               Facsimile:  212 210-2312

               with a copy to:

               Weil, Gotshal & Manges LLP
               767 Fifth Avenue
               New York, NY 10153
               Attention:  Ted S. Waksman, Esq.
               Facsimile: 212-310-8007

      SECTION 9.03. Definitions. For purposes of this Agreement:

            An "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

            A "key employee" means an employee of the Company or any Company Subsidiary whose total annual compensation (including incentive compensation), after giving effect to any increase after the date of this Agreement, exceeds $200,000.

            A "material adverse effect" solely for purposes of defining Company Material Adverse Effect and Parent Material Adverse Effect shall mean a material adverse effect on the business, assets, condition (financial or otherwise), or results of operations of such party and its subsidiaries, taken as a whole, other than, in the case of the Company and the Company Subsidiaries, effects solely arising out of or resulting from changes in general legal, regulatory, political, economic or business conditions or changes in GAAP that, in each case generally affect industries in which the Company or the Company Subsidiaries conduct business.

            A "person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

            A "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

            "to the knowledge" of any specified corporation means to the actual knowledge of any director or officer of such corporation, after reasonable inquiry.

      SECTION 9.04. Interpretation; Disclosure Letters. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Any matter disclosed in any section of the Company Disclosure Letter shall be deemed disclosed only for the purposes of the specific Section to which it relates.

      SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

      SECTION 9.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

      SECTION 9.07. Entire Agreement; Third-Party Beneficiaries. This Agreement, taken together with the Company Disclosure Letter and the Confidentiality Agreement, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the matters contained herein and (b) except for the provisions of Article II, Section 6.04 and Section 6.05, are not intended to confer upon any person other than the parties any rights or remedies.

      SECTION 9.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

      SECTION 9.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

      SECTION 9.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware state court or any Federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state court or any Federal court located in the State of Delaware in the event any dispute arises out of this Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any Transaction in any court other than any Delaware state court or any Federal court sitting in the State of Delaware and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any Transaction.

      SECTION 9.11. Consents. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in Sections 8.04 and 8.05. Sub hereby agrees that any consent or waiver of compliance given by Parent hereunder shall be conclusively binding upon it, whether given expressly on its behalf or not.

            [The remainder of this page is intentionally left blank.]

      IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

                                            KAGT HOLDINGS, INC.


                                            By: /s/ Christopher Lacovara
                                               ---------------------------------
                                               Name: Christopher Lacovara
                                               Title: President


                                            KAGT ACQUISITION CORP.


                                            By: /s/ Christopher Lacovara
                                               ---------------------------------
                                               Name: Christopher Lacovara
                                               Title: President


                                            APPLIED GRAPHICS TECHNOLOGIES, INC.


                                            By: /s/ Fred Drasner
                                               ---------------------------------
                                               Name: Fred Drasner
                                               Title: Chairman of the Board
                                                      Chief Executive Officer

                                                                       EXHIBIT A

                             CONDITIONS OF THE OFFER

      Notwithstanding any other term or provision of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), to pay for any shares of Company Common Stock tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock which, together with that number of shares of Company Common Stock owned by Parent, Sub and Parent's other subsidiaries, would represent more than fifty percent (50%) of the Fully Diluted Shares (the "Minimum Tender Condition") and
(ii) any waiting period under the HSR Act, if applicable to the purchase of shares of Company Common Stock pursuant to the Offer, shall have expired or been terminated. The term "Fully Diluted Shares" means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all In-the-Money Company Stock Options and any other options, rights and securities exercisable or convertible into such voting securities in connection with the consummation of the Offer (other than the warrants held by the Lenders on the date hereof). Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of Company Common Stock not theretofore accepted for payment or paid for, and may terminate or amend the Offer, (A) with the consent of the Company or (B) without the consent of the Company, if immediately prior to the expiration of the Offer and before the first acceptance of such shares for payment or the payment therefor any of the following conditions exists:

            (a) there shall be pending any suit, action or proceeding (other than (i) by Parent or Sub, or a stockholder of Parent (that is not also a stockholder of the Company) or Sub, (ii) by a stockholder of the Company either on his, her or its own behalf, on the behalf of a class, or on the behalf of the Company, in any case, challenging the Recapitalization Transactions, or (iii) by a holder of Preference Shares or Subordinated Notes, in either case, challenging the Recapitalization Transactions) which, in the reasonable judgment of Parent, has a reasonable likelihood of success or would require the expenditure of funds that are material in relation to the Company and its subsidiaries taken as a whole to defend
      (i) challenging the acquisition by Parent or Sub of any Company Common Stock, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or any other Recapitalization Transactions, or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company and its subsidiaries taken as whole or Parent and its subsidiaries taken as a whole, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries taken as whole or Parent and its subsidiaries taken as a whole, as a result of the Offer or the Merger or any other Recapitalization Transactions, (iii) seeking to impose limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock acquired by it on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and the Company Subsidiaries, or (v) that otherwise would reasonably be expected to have a material adverse effect on the business, assets, condition (financial or otherwise), or results of operations of the Company and the Company Subsidiaries, taken as a whole;

            (b) any Law or Judgment enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any required consent or approval withheld with respect to, (i) Parent, the Company or any of their respective subsidiaries or (ii) the Offer, the Merger or any other Recapitalization Transaction, by any Governmental Entity that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above;

            (c) since the date of this Agreement there shall have occurred any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on the business, assets, condition (financial or otherwise), or results of operations of the Company and the Company Subsidiaries, taken as a whole;

            (d) the Company Board or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Sub, or publicly proposed to withdraw or modify in a manner adverse to Parent or Sub, its approval or recommendation of this Agreement, the Offer or the Merger, failed to recommend to the Company's stockholders that they accept the Offer or approved or recommended, or publicly proposed to approve or recommend, any Company Takeover Proposal;

            (e) all of the conditions to closing each of the Recapitalization Transactions (other than the Offer and the Merger) shall not have been met or waived, resulting in the failure of such Recapitalizations Transactions either to have been consummated or to be capable of being consummated contemporaneously with the consummation of the Offer (or, in the case of the Recapitalization Transactions concerning the Subordinated Notes and the Preference Shares, in the period as soon as possible following the consummation of the Offer, after all actions of the holders of Subordinated Notes and Preference Shares, as the case may be, required to consummate such Recapitalization Transactions have been taken and are effective contemporaneously with the consummation of the Offer);

            (f) any of the representations and warranties of the Company contained in the Agreement (as each such representation or warranty would read as if all qualifications as to materiality were deleted therefrom) shall not be true and correct when made or at any time prior to the consummation of the Offer as if made at and as of such time except where the failure to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect;

            (g) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement, which failure to perform or comply cannot be or has not been cured within five business days after the giving of written notice to the Company of such breach;

            (h) this Agreement shall have been terminated in accordance with its terms or amended in accordance with its terms to provide for such termination or amendment to the Offer;

            (i) the Company has failed to obtain the consent of Sears Roebuck and Co. and McGraw-Hill Companies, Inc., as necessary to consummate the Recapitalization; or

            (j) the financing contemplated in the Debt Commitment Letter shall not have been consummated in accordance with the terms thereof.

which, in the sole and good faith judgment of Sub or Parent, in any such case, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Parent or any of its affiliates, but excluding a circumstance resulting solely from a willful and material breach by Parent or
Sub), makes it inadvisable to proceed with such acceptance for payment or payment.

The foregoing conditions are for the sole benefit of Sub and Parent and, subject to Section 1.01(a), may be asserted by Sub or Parent regardless of the circumstances giving rise to such condition or may be waived by Sub and Parent in whole or in part at any time and from time to time in their sole discretion (subject to the terms of this Agreement). The failure by Parent, Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.